Exhibit 99(c)12

 Project Metal  Discussion Materials  13 November 2020  CONFIDENTIAL  C:\BoxShare\Box\Real Estate NY\Clients\Taubman Centers\2019.11_Project Metal\04 Presentation\04 Fairness\Nov 2020 - Update\1. Presentation\Project Metal_SC Discussion Materials_11.13.2020.pptx  Time Stamp : 9 March 2017 10:42:26

 The information herein has been prepared by Lazard based upon information supplied by Titanium or Silver, or publicly available information, and portions of the information herein may be based upon publicly available statements, estimates and forecasts with respect to the anticipated future performance of Titanium and/or certain statements, estimates and forecasts provided by Titanium with respect to the anticipated future performance of Titanium. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Titanium, Silver or any other entity, or concerning solvency or fair value of Titanium, Silver or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments as to the future financial performance of Titanium. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to the Special Committee of Titanium, and will not be responsible for and will not provide any tax, accounting, actuarial, legal or other specialist advice. Lazard is not providing an opinion as to the relative merits of a transaction with Silver as compared to any other transaction or business strategy in which Titanium might engage or the merits of the underlying decision by Titanium to engage in a transaction with Silver. These materials do not constitute tax, accounting, actuarial, legal or other specialist advice, and Lazard shall have no duties or obligations in respect of these materials or other advice provided, except to the extent specifically set forth in the engagement agreement that has been entered into by Lazard and the Special Committee.  Disclaimer  Project Metal  CONFIDENTIAL

 Table of Contents   Project Metal  CONFIDENTIAL  I EXECUTIVE SUMMARY  1  II TITANIUM FINANCIAL ANALYSIS  5

 Confidential  I Executive Summary  Project Metal

HIGHLY CONFIDENTIAL

PROJECT METAL | EXECUTIVE SUMMARY

Executive Summary

The Special Committee of the Board of Titanium is contemplating a revised transaction proposal that would contemplate entities affiliated with Silver acquiring for $43.00 per share/unit in cash (i) 100% of Titanium common equity and (ii) a number of OP units owned by the Titanium Family (the "Converting Titanium Family OP Units") such that the Titanium Family would retain a 20% economic interest in a NewCo JV with Silver post-closing (the "Transaction")

- **Despite an initially positive market reaction to the announced transaction on 2/10/2020, market conditions subsequently deteriorated**
  - While Silver traded at $141.02 on the day prior to announcement, it traded to a 52-week low of $44.01 on 4/2/2020 and now trades at $69.14
- **On 6/10/2020, Silver sent a termination notice to Titanium asserting that (i) the COVID pandemic constituted a MAE and (ii) Titanium had breached its obligations related to interim operating covenants**
  - Titanium has consistently traded in the mid-$30s since the termination notice was made public
  - A legal process around wrongful termination has since ensued in the state of Michigan with a trial date set for 11/16/2020
- **A revised price per share/unit of $43.00 in all cash consideration has been proposed for (i) 100% of Titanium common equity and (ii) the Converting Titanium Family OP Units**
  - Titanium Family will continue to roll its interest such that it will retain 20% of NewCo JV with Silver owning the 80% balance

LAZARD 1

Source: *Titanium Management projections as presented on 11/9/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the draft Amended and Restated Agreement and Plan of Merger dated [11/13/2020]. Company filings, FactSet, Green Street Advisors and SNL Financial as of 11/12/2020.*

HIGHLY CONFIDENTIAL

PROJECT METAL | EXECUTIVE SUMMARY

Titanium Common Share Price Performance

Titanium has traded down ~30% since 2/10/2020 when Silver announced it had reached an agreement to acquire Titanium at $52.50 per share

TITANIUM COMMON SHARE PRICE SINCE 2017


Titanium Share Price
Volume (MM)
$80
$70
$60
$50
$40
$30
$20
$10
30.0
25.0
20.0
15.0
10.0
5.0
-
$43.00 Offer Price
$37.41
13.1%
Nov-17
Feb-18
May-18
Aug-18
Nov-18
Feb-19
May-19
Aug-19
Nov-19
Feb-20
May-20
Aug-20
Nov-20
Short Interest % Over Time
Operations / Capital Allocation
Industry News
Transactions News

A	11/13/2017: Brookfield Property proposes an acquisition of GGP for $23.00/share	H	2/14/2019: Announced agreement to sell 50% of interest in 3 Asia-backed shopping centers	O	2/28/2020: Announced completion of sale of 50% interest in CityOn.Xi'an to Blackstone
B	12/12/2017: Unibail-Rodamco agrees to acquire Westfield Corp.	I	4/30/2019: Lowered FFO outlook and disclosed acquisition of interest in The Gardens Mall	P	3/19/2020: Announced closure of most US malls in compliance with government mandates
C	3/19/2018: Claire's files for bankruptcy	J	9/19/2019: Announced completion of sale of 50% interest in Starfield Hanam to Blackstone	Q	5/5/2020: Announced Q1 earnings / liquidity measures and reopening update
D	3/26/2018: GGP agrees to be acquired after Brookfield raises its offer	K	9/30/2019: Forever 21 files for bankruptcy	R	6/10/2020: Silver delivered notice to Terminate Merger Agreement with Titanium
E	10/15/2018: Sears files for bankruptcy	L	1/24/2020: Silver reported to be considering a bid for Forever 21	S	6/25/2020: Titanium shareholders approved Merger Agreement with Silver
F	10/30/2018: Q3 Earnings beat, but guides down Q4 numbers below consensus	M	2/4/2020: Bloomberg reports that Silver and Titanium held deal talks	T	10/23/2020: Announced sale of Stamford Town Center to Safavieh
G	11/2/2018: Announced $500MM redesign of Beverly Center	N	2/10/2020: Announced agreement with Silver to be acquired at $52.50/share		

LAZARD 2

Source: Company filings, FactSet and Bloomberg as of 11/12/2020.

HIGHLY CONFIDENTIAL

PROJECT METAL | EXECUTIVE SUMMARY

Revised Transaction Overview

IMPLIED TITANIUM VALUATION & SUMMARY TRADING METRICS ($MM)

($ in MMs, presented at share)		Original Transaction		Revised Transaction
Total Consideration per Titanium Share/Unit		**$52.50**		**$43.00**
Common Shares Outstanding		61.2		61.7
TRG Units		26.4		26.0
Other Dilutive Securities (a)		1.1		1.1
Total Shares/Units Outstanding (MM)		**88.8**		**88.8**
Implied Market Capitalization		$4,661		$3,820
Consolidated Secured Debt at Share		$2,220		$2,212
Share of Unconsolidated Secured Debt		1,510		1,629
Credit Facilities & Term Loans (b)		1,200		1,385
Outstanding Debt		**$4,930**		**$5,226**
Preferred Stock		363		363
(-) Cash & Equivalents		(68)		(315)
Total Enterprise Value		$9,886		$9,094
Development @ Book Value		(259)		(408)
Peripheral Land		(17)		(17)
Other Tangible (Assets) & Liabilities		112		41
Value of Operating Real Estate		$9,723		$8,710
Implied Premium / Discount to Titanium Share Price:	Amount		Amount	
As of Current Date	2/7/2020 - $34.67	51.4%	11/12/2020 - $37.41	14.9%
As of Unaffected Date	1/31/2020 - 26.42	98.7%	1/31/2020 - 26.42	62.8%
52-Week Low	1/31/2020 - 26.42	98.7%	1/31/2020 - 26.42	62.8%
52-Week High	4/5/2019 - 54.30	(3.3%)	2/14/2020 - 53.25	(19.2%)
Select VWAP Observations:				
20-Day VWAP	*$30.49*	*72.2%*	*$35.00*	*22.9%*
30-Day VWAP	*30.44*	*72.5%*	*35.12*	*22.4%*
90-Day VWAP	*32.93*	*59.5%*	*36.34*	*18.3%*
6-Month VWAP	*34.96*	*50.2%*	*37.18*	*15.7%*
1-Year VWAP	*39.60*	*32.6%*	*42.28*	*1.7%*
Green Street / Consensus NAV	$62.27 / $61.34	(15.7%) / (14.4%)	$37.84 / $39.20	13.6% / 9.7%
Implied Multiples on Offer Price (Consensus / Mgmt.):		Cons. / Mgmt.		Cons. / Mgmt.
NTM FFO per Share/Unit (c)	$3.66 / $3.65	14.4x / 14.4x	$2.55 / $2.99	16.8x / 14.4x
NTM AFFO per Share/Unit (c)	$2.59 / $2.57	20.2x / 20.5x	$2.24 / n.a.	19.2x / n.a.
Implied Cap Rate:		GSA / Mgmt.		GSA / Mgmt.
NTM Cash NOI at Share (c)	$576 / $583	5.9% / 6.0%	$514 / $530	5.9% / 6.0%

Source: *Titanium Management projections as presented on 11/9/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the draft Amended and Restated Agreement and Plan of Merger dated [11/13/2020]. Company filings, FactSet, Green Street Advisors and SNL Financial as of 11/12/2020.*

Note: Net debt reflects pro forma balance per Management and public filings. Development at Book Value, Peripheral Land and Other Tangible Assets / (Liabilities) as of 9/30/2020.

(a) Assumes Management-provided dilutive share/unit count which includes adjustments to various equity awards to reflect the impact of the Transaction.

(b) Includes $12MM debt attributed to Titanium's US office headquarters.

(c) NTM represents 2020E and 2021E for Original Transaction and Revised Transaction, respectively. Green Street implied cap rates represent NTM NOI as of 3Q19 and 3Q20, respectively. Revised Transaction 2021E Cash NOI per Management and excludes $5MM of projected NOI at share related to Anseong which is included in Development at Book Value.

LAZARD 3

HIGHLY CONFIDENTIAL

PROJECT METAL | EXECUTIVE SUMMARY

Titanium Management Updated Business Plan: Summary Projections

KEY MANAGEMENT ASSUMPTIONS

- **2020E**: Reflects 3Q20 YTD actuals plus most recent Management budget for 4Q20
- **NOI**: 2021E reflects 90% of pre-COVID 2020 budgeted revenue and expense
  - U.S. portfolio assumes 3.0% NOI growth in 2022E, and 1.0% revenue growth with 3.0% expense growth from 2023E to 2025E
  - Assume 6% SSNOI growth rate on Asia NOI
    - Includes stabilization of Anseong which is expected to occur in 2023E
  - Deferred income recognized as Other CF Item
- **G&A**: 2021E reflects run-rate estimates for recent cost reductions; expenses grown 3.0% thereafter
  - Includes (i) unallocated operating expenses and (ii) share of Asia G&A
- **Capex**: Near-term run-rate of ~$110-120MM in maintenance capex / tenant improvements during 2021E and 2022E
  - Includes certain deferred capex from 2020B
  - Assumes TIs are flat through 2023E, and reduced 50% in 2024E-2025E
  - Maintenance capex reduced by 50% in 2023E-2025E as roofing projects completed
  - Assumes Anseong capex completed in 2020E

PROJECTED CASH FLOWS @ TITANIUM SHARE

($ in MMs @ Titanium Share)		Management Projections					CAGR
	2020E	2021E	2022E	2023E	2024E	2025E	'20E-'25E
Titanium U.S. Cash NOI (ex-Deferrals)	$440	$502	$518	$520	$521	$522	3.5%
Asia Cash NOI	20	28	38	44	46	49	
Cash NOI (ex-Deferrals)	$460	$530	$557	$564	$568	$571	4.4%
NOI Growth		*15.1%*	*5.1%*	*1.3%*	*0.7%*	*0.6%*	
Lease Cancellation Income	22	10	9	7	6	5	
Recurring Corporate G&A at Share (a)	(51)	(58)	(60)	(62)	(63)	(65)	
Recurring Cash EBITDA	$431	$482	$505	$509	$510	$511	3.5%
Recurring EBITDA Growth		*11.7%*	*4.9%*	*0.8%*	*0.2%*	*0.2%*	
Other Cash Flow Items							
Rent Deferrals, net		65	-	-	-	-	
Other Cash Items, net (b)		52	(4)	(4)	(4)	(4)	
Capital Costs							
Capital Expenditures & TI's		(114)	(114)	(87)	(57)	(57)	
Development Spend		(62)	(24)	-	-	-	
Unlevered Cash Flow		$423	$363	$418	$449	$450	

2021E FFO BUILD

Recurring Cash EBITDA	$482
Straight-Line Rent	8
Interest Expense	(193)
Preferred Dividends	(23)
Non-RE Depreciation & Income Tax	(8)
Implied Funds From Operations	**$266**
Implied FFO per Share/Unit	**$2.99**

ILLUSTRATIVE VARIANCE ANALYSIS VS. JAN 2020 PROJECTIONS

($ in MMs @ Titanium Share)	2020E	2021E	2022E	2023E	2024E	2025E	Cumul. Δ
Cash NOI - Prior	$583	$607	$628	$644	$660	n/a	
Cash NOI - Current	460	530	557	564	568	n/a	
Change in Cash NOI	($123)	($77)	($71)	($80)	($93)	n/a	($444)
% Change in Cash NOI	*(21.0%)*	*(12.8%)*	*(11.3%)*	*(12.4%)*	*(14.0%)*		
Cash EBITDA - Prior	$546	$566	$584	$598	$613	n/a	
Cash EBITDA - Current	431	482	505	509	510	n/a	
Change in Cash EBITDA	($115)	($84)	($79)	($89)	($102)	n/a	($470)
% Change in Cash EBITDA	*(21.1%)*	*(14.9%)*	*(13.5%)*	*(14.9%)*	*(16.7%)*		
Unlevered Cash Flow - Prior		$402	$448	$488	$549	n/a	
Unlevered Cash Flow - Current		423	363	418	449	n/a	
Change in Unlevered Cash Flow		$21	($85)	($70)	($100)	n/a	($234)
% Change in Unlevered Cash Flow		*5.3%*	*(19.0%)*	*(14.3%)*	*(18.3%)*		

Source: Titanium Management projections as presented on 11/9/2020. All cash flows at Titanium share.
(a) Includes unallocated operating expenses and Asia G&A at share.
(b) 2021E includes $56MM related to release of cash collateral on certain Asian assets expected in 1Q21 and 2Q21. Balance relates to expected income taxes at $4MM per year.

LAZARD 4

 Confidential  II Titanium Financial Analysis  Project Metal

HIGHLY CONFIDENTIAL

PROJECT METAL | II TITANIUM FINANCIAL ANALYSIS

Titanium Valuation Range


$5.00 $15.00 $25.00 $35.00 $45.00 $55.00
Titanium Unaffected Price as of 1/31/2020: $26.42
Titanium Current Price as of 11/12/2020: $37.41
Silver Revised Transaction Proposal: $43.00

Methodology		Implied $ Price Per Share/Unit Range (Low)	Implied $ Price Per Share/Unit Range (High)	Comments & Assumptions
Discounted Cash Flows		$19.34	$41.80	• WACC range of 6.0-8.0% • Exit cap rate range of 6.0-7.5%
Select Comparable Companies Public Trading	Current NTM FFO (x)	$9.95	$21.92	• 3.3-7.3x range applied to Titanium's NTM FFO per share/unit of $2.99 *(2021E FFO)* • Midpoint reflects current average NTM FFOx of Select Comparable Companies as of 11/12/2020
	1-Year NTM FFO (x)	$11.85	$23.82	• 4.0-8.0x range applied to Titanium's NTM FFO per share/unit of $2.99 *(2021E FFO)* • Midpoint reflects 1-year historical average NTM FFOx of Select Comparable Companies
	3-Year NTM FFO (x)	$25.78	$37.75	• 8.6-12.6x range applied to Titanium's NTM FFO per share/unit of $2.99 *(2021E FFO)* • Midpoint reflects 3-year historical average NTM FFOx of Select Comparable Companies
Transaction Precedents[a]		$38.86	$56.63	• 5.8% cap rate ±50bps based on average of Brookfield / GGP and WPG / Glimcher transactions
Additional Analysis *(For Reference Purposes Only)*	Comparable Company Trading Premium/ (Discount) to NAV	$25.34	$26.56	• Reflects applied 32-35% discount range to FactSet consensus NAV estimate of $39.20 • High / low driven by observed trading at Silver and MAC as of 11/12/2020 • GSA NAV estimates of $37.84 (for reference)
	Premiums Paid Analysis	$29.88	$32.35	• Reflects 13.1-22.4% premium range implied by the 25th and 75th percentiles from 18 U.S. REIT transactions >$1Bn in last 5-years where cash comprised ≥50% of aggregate consideration • Applied to Titanium's unaffected price of $26.42 as of 1/31/2020

Titanium Unaffected Price as of 1/31/2020: $26.42
Titanium Current Price as of 11/12/2020: $37.41
Silver Revised Transaction Proposal: $43.00

LAZARD

Source: *Titanium Management projections as presented on 11/9/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the draft Amended and Restated Agreement and Plan of Merger dated [11/13/2020]. Company filings, FactSet, Green Street Advisors and SNL Financial as of 11/12/2020.*

Note: Analysis at 12/31/2020 and uses mid-year convention. Net debt reflects pro forma balances per Management and public filings. Assumes Management-provided dilutive share/unit count which includes adjustments to various equity awards to reflect the impact of the Transaction. Peripheral Land and Net Other Assets / (Liabilities) as of 9/30/2020.

5

HIGHLY CONFIDENTIAL

PROJECT METAL | II TITANIUM FINANCIAL ANALYSIS

Discounted Cash Flow Analysis

Key Assumptions

Valuation Date	12/31/2020
Discount Rate (WACC)	7.0%
2025E Total Cash NOI	$571
Exit Cap Rate (a)	6.8%
Implied Terminal Valuation	$8,463
Implied 2024E FFO Multiple	*9.7x*
Implied EBITDA Exit Multiple	*16.6x*
Implied Perpetuity Growth Rate	*1.7%*

Implied Valuation Analysis

2021E-2024E Discounted Cash Flows	$1,445
Terminal Value NPV	6,455
Net Other Assets & (Liabilities)	(41)
Peripheral Land	17
Implied Enterprise Value	**$7,876**
Consolidated Secured Debt at Share	(2,212)
Share of Unconsolidated Secured Debt	(1,629)
Credit Facilities & Term Loans	(1,385)
Preferred Stock	(363)
Cash & Equivalents @ Share	315
Implied Equity Value	**$2,602**
Implied Value per Share/Unit	**$29.28**
Titanium Shares/Units Outstanding	*88.8*

Summary Cash Flows @ Titanium Share

($ in MMs @ Titanium Share)		Management Projections					CAGR	
	2020E	2021E	2022E	2023E	2024E	2025E	'20E-'25E	21E-'25E
Titanium U.S Cash NOI (ex-Deferral)	**$440**	**$502**	**$518**	**$520**	**$521**	**$522**	*3.5%*	*1.0%*
Asia Cash NOI	20	28	38	44	46	49		
GAAP Comparable NOI	**$460**	**$530**	**$557**	**$564**	**$568**	**$571**	*4.4%*	*1.9%*
NOI Growth %		*15.1%*	*5.1%*	*1.3%*	*0.7%*	*0.6%*		
Lease Cancellation Income	22	10	9	7	6	5		
Recurring Corporate G&A at Share (b)	(51)	(58)	(60)	(62)	(63)	(65)		
Recurring Cash EBITDA	**$431**	**$482**	**$505**	**$509**	**$510**	**$511**	*3.5%*	*1.5%*
Recurring EBITDA Growth		*11.7%*	*4.9%*	*0.8%*	*0.2%*	*0.2%*		
Other Cash Flow Items								
Rent Deferrals, net		65	-	-	-	-		
Other Cash Items, net (c)		52	(4)	(4)	(4)	(4)		
Capital Costs								
Capital Expenditures & TI's / LC's		(114)	(114)	(87)	(57)	(57)		
Development Spend		(62)	(24)	-	-	-		
Unlevered Cash Flow		**$423**	**$363**	**$418**	**$449**	**$450**		
Terminal Value @ 6.8% Exit Cap Rate		-	-	-	$8,463			
Total Unlevered Cash Flow & Terminal Value		**$423**	**$363**	**$418**	**$8,912**			

Sensitivity Analysis

Exit Cap Rate	Discount Rate 8.00%	Discount Rate 7.00%	Discount Rate 6.00%	Implied Perpetuity Growth (d)
7.50%	$19.34	$22.02	$24.82	1.1%
6.75%	26.34	29.28	32.37	1.7%
6.00%	35.09	38.36	41.80	2.3%

Source: *Titanium Management projections as presented on 11/9/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the draft Amended and Restated Agreement and Plan of Merger dated [11/13/2020]. Company filings, FactSet, Green Street Advisors and SNL Financial as of 11/12/2020.*

Note: Analysis at 12/31/2020 and uses mid-year convention. Net debt reflects pro forma balances per Management and public filings. Assumes Management-provided dilutive share/unit count which includes adjustments to various equity awards to reflect the impact of the Transaction. Peripheral Land and Net Other Assets / (Liabilities) as of 9/30/2020.

(a) Exit cap rate based on 3-year mean implied cap rates of Select Comparable Companies with ±75bps range applied.
(b) Includes unallocated operating expenses and Asia G&A at share.
(c) 2021E includes $56MM related to release of cash collateral on certain Asian assets expected in 1Q21 and 2Q21. Balance relates to expected income taxes at $4MM per year.
(d) Assumes 7.0% discount rate.

LAZARD 6

 Discounted Cash Flow Analysis: Select Sensitivity Analyses  II Titanium Financial Analysis  Project Metal  Source: Titanium Management projections as presented on 11/9/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the draft Amended and Restated Agreement and Plan of Merger dated [11/13/2020]. Company filings, FactSet, Green Street Advisors and SNL Financial as of 11/12/2020.Note: Analysis at 12/31/2020 and uses mid-year convention. Net debt reflects pro forma balances per Management and public filings. Assumes Management-provided dilutive share/unit count which includes adjustments to various equity awards to reflect the impact of the Transaction. Peripheral Land and Net Other Assets / (Liabilities) as of 9/30/2020.  WACC vs. NOI Growth Assumption  Exit Cap Rate vs. NOI Growth Assumption  Note: Assumes 7.0% discount rate  Implied Metrics At Various Exit Cap Rates  Note: Assumes 7.0% discount rate  Note: Assumes 6.75% exit cap rate  12

 II Titanium Financial Analysis  Project Metal  Historical Implied Cap Rate Analysis  Historical Implied Cap Rates Over Last Five Years  Source: Company filings, FactSet, Green Street Advisors and SNL Financial as of 11/12/2020.On 4/28/2020, GSA revised NTM NOI and Asset Values in the mall REIT sector downwards. On 8/27/2020, GSA amended its cap rate calculation to be based on stabilized underwriting. Historical averages exclude cap rates between the two periods. Reflects Titanium’s share price of $26.42 as of 1/31/2020 prior to rumored merger discussions with Silver. Select Comparable Companies are Silver and MAC.Reflects metrics from prior analysis presented on 2/9/2020.    Reflects change inGSA Cap Rate Methodology(a)  13

 WACC Analysis  II Titanium Financial Analysis  Project Metal  Select Comparable Companies Unlevered Beta Analysis  Titanium Peer-Derived WACC  Sources: Titanium Management projections as presented on 11/9/2020. Bloomberg, MSCI Barra Beta Global Equity Model, Duff & Phelps, FactSet and SNL Financial as of 11/12/2020.Note: Barra predicted local beta data as of 10/31/2020. Mid-point drivers held constant under each range of input assumptions for respective sensitivities. Total net debt includes pro rata portion of debt in unconsolidated joint ventures.Risk-free rate represents yield on U.S. 10-Year Treasury. Equity risk premium per Duff & Phelps (2020 Cost of Capital: Annual U.S. Guidance and Examples).Calculated based on Titanium 3Q 2020 10-Q.  2/9 Prior Analysis (L / UL Betas):Silver L / UL: 0.786 / 0.481Macerich L / UL: 1.203 / 0.367Median UL: 0.424        2/9 Prior Analysis:Risk-Free Rate: 1.6%Equity Risk Premium: 6.9%  14

 II Titanium Financial Analysis  Project Metal  Historical NTM FFO Multiples Analysis  Historical NTM FFO Multiples Over Last Five Years  Source: Company filings, FactSet, Green Street Advisors and SNL Financial as of 11/12/2020.Reflects Titanium’s share price of $26.42 as of 1/31/2020 prior to rumored merger discussions with Silver.Select Comparable Companies are Silver and MAC.Reflects metrics from prior analysis presented on 2/9/2020.  15

HIGHLY CONFIDENTIAL

PROJECT METAL

II TITANIUM FINANCIAL ANALYSIS

Precedent Transactions Analysis

SELECT PRECEDENT REIT TRANSACTION ANALYSIS

Date Announced	Unaffected Date (a)	Target	Acquiror	Transaction Value ($Bn)	Consideration (Cash / Stock)	NTM FFO (x) (b)	Implied Cap Rate
03/26/18	11/06/17	General Growth Properties	Brookfield Property Partners L.P.	$26.4	61% / 39%	14.4x	5.7%
09/16/14	09/15/14	Glimcher Realty Trust	Washington Prime Group, Inc.	4.3	73% / 27%	18.0x	5.8%
Mean				$15.3		16.2x	5.8%
Median				$15.3		16.2x	5.8%
Illustrative Titanium Metrics at $43.00 Offer Price (c)				$9.1		14.4x	6.0%

SELECT ADDITIONAL REFERENCE REIT TRANSACTIONS

Date Announced	Unaffected Date (a)	Target	Acquiror	Transaction Value ($Bn)	Consideration (Cash / Stock)	NTM FFO (x)	Implied Cap Rate
12/12/17	12/11/17	Westfield	Unibail-Rodamco	$22.5	35% / 65%	21.1x	4.5%

Memo: Included material exposure to European markets.

Source: *Titanium Management projections as presented on 11/9/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the draft Amended and Restated Agreement and Plan of Merger dated [11/13/2020]. Company filings, FactSet, Green Street Advisors and SNL Financial as of 11/12/2020.*

(a) Unaffected Date / Price reflects closing date prior to transaction announcement, or other relevant date as referenced in public filings for the respective transaction.

(b) FFO multiple for GGP / Brookfield transaction based on Management projected NTM FFO per 13E-3 filing.

(c) NTM FFO multiple and implied cap rate are based on Management projected 2021E FFO per share/unit of $2.99 and cash NOI of $524MM, respectively. Cash NOI is per Management and excludes $5MM of projected NOI at share related to Anseong which is included in Development at Book Value.

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HIGHLY CONFIDENTIAL

PROJECT METAL

II TITANIUM FINANCIAL ANALYSIS

Premiums Paid Analysis

SELECT PRECEDENT US REIT TRANSACTIONS >$1BN

Date Announced	Unaffected Date (a)	Target	Sector	Acquiror	Transaction Value ($Bn)	Consideration	Transaction Premium to: Unaffected Price (a)	1-Day VWAP (b)	30-Day VWAP (b)
10/19/20	10/16/20	(c) Front Yard Residential Corporation	SFR	Pretium Partners / Ares Management	$2.4	Cash	36%	36%	44%
10/27/19	10/25/19	(c) Liberty Property Trust	Industrial	Prologis, Inc.	12.6	Stock	21%	21%	20%
07/31/18	06/15/18	Forest City Realty Trust, Inc.	Diversified	Brookfield Asset Management Inc.	11.4	Cash	27%	10%	11%
07/18/19	06/26/19	Pure Multi-Family REIT	Apartment	Cortland	1.2	Cash	15%	4%	5%
05/06/19	05/03/19	(c) Chesapeake Lodging Trust	Lodging	Park Hotels & Resorts Inc.	2.7	Cash & Stock	6%	6%	9%
03/25/19	03/22/19	(c) TIER REIT, Inc.	Office	Cousins Properties Incorporated	2.4	Stock	16%	14%	20%
09/06/18	03/27/18	(c) LaSalle Hotel Properties	Lodging	Pebblebrook Hotel Trust	5.2	Cash & Stock	46%	3%	4%
06/25/18	06/01/18	Education Realty Trust	Student Housing	Greystar	4.6	Cash	9%	2%	10%
05/07/18	05/04/18	Gramercy Property Trust	Industrial	The Blackstone Group L.P.	7.4	Cash	15%	16%	23%
04/29/18	04/27/18	(c) DCT Industrial Trust Inc.	Industrial	Prologis, Inc.	8.1	Stock	16%	16%	20%
03/26/18	11/06/17	General Growth Properties	Retail	Brookfield Property Partners L.P.	26.4	Cash & Stock	15%	3%	1%
08/10/17	08/09/17	(c) Starwood Waypoint Homes	SFR	Invitation Homes	8.0	Stock	1%	1%	(2%)
07/04/17	07/03/17	Monogram Residential Trust, Inc.	Apartment	Greystar / APG / GIC / Ivanhoe	3.7	Cash	22%	23%	22%
06/30/17	06/29/17	Parkway, Inc.	Office	CPPIB	1.6	Cash	13%	13%	15%
06/28/17	03/24/17	First Potomac Realty Trust	Office	Government Properties Income Trust	1.3	Cash	11%	(2%)	1%
06/09/17	06/08/17	(c) DuPont Fabros Technology, Inc.	Data Center	Digital Realty Trust, Inc.	7.3	Stock	15%	15%	20%
05/07/17	05/05/17	(c) Care Capital Properties, Inc.	Healthcare	Sabra Health Care REIT, Inc.	4.0	Stock	12%	12%	10%
04/24/17	04/21/17	(c) FelCor Lodging Trust, Inc.	Lodging	RLJ Lodging Trust	2.8	Stock	17%	17%	16%
02/27/17	02/24/17	Silver Bay Realty Trust Corp.	SFR	Tricon Capital Group, Inc.	1.4	Cash	19%	20%	24%
11/14/16	11/14/16	(c) Equity One, Inc.	Retail	Regency Centers Corp.	5.8	Stock	11%	13%	8%
08/15/16	08/12/16	(c) Post Properties, Inc.	Apartment	Mid-America Apartment Communities	4.8	Stock	17%	16%	16%
04/29/16	04/28/16	(c) Parkway Properties, Inc.	Office	Cousins Properties Incorporated	3.7	Stock	13%	13%	14%
02/25/16	01/15/16	Rouse Properties, Inc.	Retail	Brookfield Asset Management	2.5	Cash	35%	4%	5%
12/15/15	12/14/15	Inland Real Estate Corporation	Retail	DRA Advisors LLC	1.9	Cash	7%	6%	11%
12/03/15	11/27/15	(c) American Residential Properties, Inc.	SFR	American Homes 4 Rent	1.4	Stock	14%	8%	18%
11/08/15	11/06/15	(c) Plum Creek Timber Company, Inc.	Timber	Weyerhaeuser Company	11.8	Stock	21%	21%	20%
10/16/15	10/16/15	Campus Crest Communities, Inc.	Student Housing	Harrison Street Real Estate Capital	1.7	Cash	24%	25%	37%
10/08/15	09/22/15	BioMed Realty Trust, Inc.	Healthcare	The Blackstone Group L.P.	8.0	Cash	24%	10%	19%
09/08/15	07/23/15	Strategic Hotels & Resorts, Inc.	Lodging	The Blackstone Group L.P.	5.8	Cash	13%	5%	4%
06/22/15	04/24/15	Home Properties, Inc.	Apartment	Lone Star Funds	7.6	Cash	9%	3%	2%
04/22/15	04/20/15	Associated Estates Realty Corporation	Apartment	Brookfield Asset Management Inc.	2.5	Cash	19%	18%	17%
04/10/15	04/09/15	Excel Trust, Inc	Retail	The Blackstone Group L.P.	1.7	Cash	15%	15%	14%
All-Cash & >50% Cash Consideration (18 Transactions)									
25th Percentile					$1.7		13.1%	3.9%	5.2%
Mean					$5.2		18.2%	11.7%	14.7%
Median					$2.5		15.2%	10.4%	12.7%
75th Percentile					$7.0		23.4%	17.0%	21.6%
All REIT Transactions (32 Transactions)									
25th Percentile					$2.3		12.7%	4.7%	7.5%
Mean					$5.4		17.2%	12.1%	14.4%
Median					$3.9		15.2%	12.9%	14.4%
75th Percentile					$7.4		20.9%	16.4%	19.9%
	01/31/20	Illustrative Titanium Metrics at $43.00 Offer Price			$9.1		62.8%	30.8%	38.5%

Titanium Unaffected Share Price: $26.42

Source: *Titanium Management projections as presented on 11/9/2020. All cash flows at Titanium share. All references to contemplated Transaction terms reference the draft Amended and Restated Agreement and Plan of Merger dated [11/13/2020]. Company filings, FactSet, Green Street Advisors and SNL Financial as of 11/12/2020.*

(a) Unaffected Date / Price reflects closing date prior to transaction announcement, or other relevant date as referenced in public filings for the respective transaction. Unaffected price for Titanium reflects share price of $ $26.42 as of 1/31/2020 prior to rumored merger discussions with Silver.

(b) 1-Day and 30-Day VWAP based on most recent closing price prior to transaction announcement.

(c) Represents transactions for which cash comprised <50% consideration and are shown for informational purposes.

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